Exhibit 99.1

Zedge Announces Fourth Quarter and Full Year Fiscal 2019 Results

Paid Subscribers increase 183% from Q3 to 170 thousand through mid-October

New York, NY & Trondheim, Norway – October 24, 2019: Zedge, Inc. (NYSE American: ZDGE) today announced results for the fourth quarter and full fiscal year 2019, the three and twelve months ended July 31, 2019.

Fourth Quarter and Full FY 2019 Operational and Financial Highlights

(Results are for the 4th quarter and full FY 2019 compared to the 4th quarter and full FY 2018 respectively, unless otherwise noted)

■	MAU (Monthly Active Users) for the last 30 days of the quarter decreased 2.8% to 33.8 million from 34.8 million in the comparable period of 2018; MAU in well-developed markets declined 18.3% and increased 8.2% in emerging markets;

■	Total installs at July 31, 2019, increased 17.7% to 395.9 million from 336.3 million at July 31, 2018;

■	Quarterly revenue decreased 24.4% to $1.95 million from $2.58 million;

■	Paid Subscribers increase 116% from Q3 to 129 thousand;

■	Average revenue per MAU derived from our apps (ARPMAU) was $0.0189 for Q4 ’19, a decrease of 18.3% when compared to the same period last year and an increase of 14% sequentially;

■	Full year revenue decreased 18.6% to $8.8 million from $10.8 million;

■	SG&A in the 4th quarter declined 6.7% to $2.1 million when compared to the sequential quarter primarily due to lower compensation costs associated with the workforce reduction implemented in May 2019 as well as more vacation days taken in Q4 than Q3, offset by a one-time increase in Board of Directors compensation and non-cash compensation related to restricted stock vesting;

■	SG&A in the 4th quarter increased 16.8% year over year primarily due to a 30% fee that Google Play charges when users subscribe to our service, severance related to staff reduction in May 2019 and the one-time increase in directors’ compensation and non-cash compensation mentioned above. A one-time adjustment related to the reversal of the accrued audit fee in the 4th quarter of fiscal 2018 also contributed to the percentage increase in SG&A in the current quarter;

■	SG&A expenses decreased 7.1 % in fiscal 2019 to $8.9 million from $9.6 million in fiscal 2018, primarily attributable to the $440,000 expenses incurred in connection with the Freeform acquihire in fiscal 2018 and severance costs of $372,000 associated with the workforce reduction implemented in fiscal 2018. The strong U.S. Dollar in fiscal 2019 also contributed in part to lower SG&A expenses when compared to fiscal 2018 given that the majority of our employees are based in Norway and Lithuania. Higher marketing expenses for Ad Free subscriptions and Zedge Premium in fiscal 2019 as well as the costs and expenses related to the development of Zedge Premium in fiscal 2019 partially offset the SG&A expense reductions mentioned above;

■	Loss from operations during the 4th quarter was $0.9 million compared to $1.1 million in the sequential quarter and a small operating profit in the prior year;

■	Full year loss from operations was $2.9 million compared to $1.3 million;

■	Net loss per share of $0.12 in the 4th quarter compared to net loss per share of $0.03;

■	Full year loss per share of $0.33 compared to $0.16;

■	Zedge Premium GTV, or gross transaction value - that is the total sales volume transacting through the platform - increased to $167 thousand from $25 thousand a year ago and by 5.6% from $159 thousand last quarter;

■	In late September, our app was temporarily removed from the Google Play store as a result of buggy code in a standard technology integration with one of our third-party advertising partners. The immediate impact of this removal was lost revenue of approximately $100 thousand. Based on preliminary data, we believe MAU will decline by 15% - 18% as a result of the suspension and level out in the 27 - 29 million range with the majority of the uninstalls being in emerging markets.

Management Remarks

“With the departure of Tom Arnoy, our co-Founder, at the end of August I have asked the management team to undertake a comprehensive review of our business spanning product focus, monetization and expense reduction,” said Michael Jonas, Chairman and Interim CEO. “We expect to leave no stone unturned. Our goal is to prioritize revenue growth, pursue new growth opportunities beyond mobile personalization and streamline operations, all driven to achieving profitability and long term health for the company. We have already learned much important and worthwhile information which will contribute in helping us reach the goals I have laid out.”

“We continue investing in our paid subscription initiative which is growing at a robust pace with paid subscriptions up by 116% when compared to Q3. We are also pursuing a new opportunity with “Chat Stories,” what we call ’Shortz’ internally, an entertainment platform where users consume serialized, short-form, fictional content through a user interface that presents the story through a texting volley. We are leaning toward a paid subscription business model and are working to amass a portfolio of content. Initially we expect to focus our user acquisition efforts on driving existing Zedge users into the new Shortz app. Although there is still much to do for a successful launch, we have been able to act quickly by building on top of the infrastructure that we created for our marketplace.”

Jonathan Reich, CFO and COO of Zedge, added, “When looking back over fiscal 2019 there are several themes that are worth underscoring. First, active subscriptions grew nicely from launch in January. They are beneficial not only because of the prepaid nature of these subscriptions but also because their profit profile is more attractive when compared to the advertising-only approach. Second, our flagship business continues to be challenged by the shift in users from well developed markets to emerging markets. We are testing new ways to better monetize that side of our business while lowering the cost of serving emerging markets. Third, we continue to believe that premium content is going to be a key differentiator for us and are searching for ways to optimize monetization and discover which content verticals will spur growth. Finally, we are committed to transcending beyond the world of mobile personalization by focusing on growth opportunities that benefit from our embedded customer base, capitalize on our existing publishing platform and do not require a massive investment to launch, test and validate. In fiscal 2020, we will strive to reverse the negative top line and bottom line trends prioritizing monetization and cost cutting coupled with new product introductions that have associated growth profiles.”

Financial Results by Quarter (in thousands of USD)

	Q4	Q4		%	Q4	Q3		%	Years Ended			%
	FY ‘19	FY ‘18	DELTA	Change	FY ‘19	FY ‘19	DELTA	Change	7/31/19	7/31/18	DELTA	Change
Revenue	$1,950	$2,579	$(629)	-24.4%	$1,950	$1,912	$38	2.0%	$8,816	$10,833	$(2,017)	-18.6%
Direct Cost of Revenue	$348	$412	$(64)	-15.5%	$348	$353	$(5)	-1.4%	$1,379	$1,518	$(139)	-9.2%
Total SG&A	$2,136	$1,828	$308	16.8%	$2,136	$2,289	$(153)	-6.7%	$8,897	$9,581	$(684)	-7.1%
Depreciation & Amortization	$405	$334	$71	21.3%	$405	$391	$14	3.6%	$1,427	$1,033	$394	38.1%
Income (loss) from Operations	$(939)	$5	$(944)	nm	$(939)	$(1,121)	$182	-16.2%	$(2,887)	$(1,299)	$(1,588)	122.2%
Net Gain/(Loss) from FX & Other	$(253)	$(37)	$(216)	583.8%	$(253)	$(69)	$(184)	266.7%	$(441)	$(34)	$(407)	1197.1%
Provision for income taxes	$10	$229	$(219)	nm	$10	$5	$5	nm	$16	$230	$(214)	nm
Net Loss	$(1,202)	$(261)	$(941)	360.5%	$(1,202)	$(1,195)	$(7)	0. 6%	$(3,344)	$(1,563)	$(1,781)	113.9%
Loss Per Share	$(0.12)	$(0.03)	$(0.09)	300.0%	$(0.12)	$(0.12)	$0.00	0. 0%	(0.33)	(0.16)	$(0.17)	108.0%
Total Current Assets Less Total Current Liabilities	$1,178	$4,094	$(2,916)	-71.2%	$1,178	$1,798	$(620)	-34.5%	$1,178	$4,094	$(2,916)	-71.2%
MAU (Million)	33.8	34.8	(1.0)	-2.8%	33.8	34.0	(0.2)	-0.6%	33.8	34.8	(1.0)	-2.8%
Total Installs (Million)	395.9	336.3	59.6	17.7%	395.9	382.3	13.6	3.6%	395.9	336.3	59.6	17.7%
ARPMAU	$0.0189	$0.0231	$(0.0042)	-18.3%	$0.0189	$0.0166	$0.0023	14.0%	$0.0196	$0.0246	$(0.0050)	-20.3%

Earnings Announcement and Supplemental Information

Zedge’s earnings release will be filed on Form 8-K and posted on the Zedge investor relations website (http://investor.zedge.net) at approximately 4:10PM Eastern on October 24, 2019.

Zedge’s management will host an earnings conference call beginning at 4:30PM Eastern.  Management’s presentation of the results, outlook and strategy will be followed by Q&A with investors.

To participate in the call, please dial Toll Free: 844-602-0380 or International: 862-298-0970 at least five minutes before the 4:30PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through this URL:

https://www.investornetwork.com/event/presentation/53718 (through 1/24/20)

Following the call and continuing through 11/07/19, a call replay will be available by dialing Toll Free: 877-481-4010 or International: 919-882-2331 and entering the replay access code: 53718

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge offers a state-of-the-art digital publishing platform that powers our consumer-facing app availing users with a host of digital content – wallpapers, video wallpapers, ringtones, and stickers. We are evolving by developing new apps run on top of our publishing platform and generally focus on the entertainment vertical. Our creators are amateur and professional artists as well as new and major brands who can easily launch a virtual storefront in Zedge where they can market and sell their content to our user base. Our app has been downloaded close to 400 million times, had close to 34 million monthly active users as of July 31, 2019 and has consistently averaged in the ‘Top 60’ most popular free apps in Google Play in the US.

Contact:

Jonathan Reich

ir@zedge.net

ZEDGE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

July 31,	2019	2018
Assets
Current assets:
Cash and cash equivalents	$1,609	$3,408
Trade accounts receivable, net of allowance for doubtful accounts of $0 at July 31, 2019 and 2018	1,133	1,777
Prepaid expenses	380	316
Other current assets	103	316
Total current assets	3,225	5,817
Property and equipment, net	3,396	3,344
Goodwill	2,266	2,447
Other assets	120	125
Total assets	$9,007	$11,733
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$217	$280
Insurance premium loan payable	141	-
Accrued expenses	1,172	1,432
Deferred revenues	517	11
Total current liabilities	2,047	1,723
Total liabilities	2,047	1,723
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at July 31, 2019 and 2018	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,876 and 9,786 shares issued and outstanding at July 31, 2019 and 2018, respectively	99	98
Additional paid-in capital	23,131	22,508
Accumulated other comprehensive loss	(985)	(702)
Accumulated deficit	(15,243)	(11,899)
Treasury stock, 22 shares at July 31, 2019 and 0 shares at July 31, 2018, at cost	(47)	-
Total stockholders’ equity	6,960	10,010
Total liabilities and stockholders’ equity	$9,007	$11,733

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share data)

Year ended July 31,	2019	2018
Revenues	$8,816	$10,833
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	1,379	1,518
Selling, general and administrative	8,897	9,581
Depreciation and amortization	1,427	1,033
Loss from operations	(2,887)	(1,299)
Interest and other income (expense), net	(199)	29
Net loss resulting from foreign exchange transactions	(242)	(63)
Loss before income taxes	(3,328)	(1,333)
Provision for income taxes	16	230
Net loss	(3,344)	(1,563)
Other comprehensive loss:
Changes in foreign currency translation adjustment	(283)	(118)
Total other comprehensive loss	(283)	(118)
Total comprehensive loss	$(3,627)	$(1,681)
Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.33)	$(0.16)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	10,083	9,803

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

Year ended July 31,	2019	2018
Operating activities
Net loss	$(3,344)	$(1,563)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,427	1,033
Impairment of investment in privately-held company	250	-
Loss on disposal of furniture and fixtures	3	-
Deferred income taxes	-	172
Stock-based compensation	619	595
Stock issued to FreeForm noteholders	-	242
Change in assets and liabilities:
Trade accounts receivable	644	(65)
Prepaid expenses and other current assets	277	108
Other assets	5	5
Trade accounts payable and accrued expenses	(311)	(171)
Due to IDT Corporation	-	(35)
Deferred revenue	506	11
Net cash provided by operating activities	76	332
Investing activities
Capitalized software and technology development costs and purchase of equipment	(1,490)	(1,702)
Investment in privately-held company	(250)	-
Net cash used in investing activities	(1,740)	(1,702)
Financing activities
Proceeds from exercise of stock options	5	232
Purchase of treasury stock in connection with restricted stock vesting	(47)	-
Net cash provided by (used in) financing activities	(42)	232
Effect of exchange rate changes on cash and cash equivalents	(93)	(34)
Net decrease in cash and cash equivalents	(1,799)	(1,172)
Cash and cash equivalents at beginning of year	3,408	4,580
Cash and cash equivalents at end of year	$1,609	$3,408

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for income taxes	$1	$31
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Note payable issued for insurance premium financing	$141	$-